Exhibit 99.2

COLUMBIA TRUST BANK

1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

1. Purpose. The 1998 Non-Employee Director Stock Option Plan (the “Plan”) of Columbia Trust Bank (the “Bank”) is designed and intended to (i) encourage significant ownership in the Bank by outside directors of the Bank whose services are considered essential to the Bank’s progress; (ii) provide them with an incentive to remain directors of the Bank; and (iii) aid the Bank in competing with other enterprises for the services of new directors needed to help ensure the Bank’s continued progress.

2. Administration. The Board of Directors shall supervise and administer the Plan. The grant of stock options under the Plan and the amount and nature of the awards to be granted shall be automatic in accordance with Section 5. However, all questions of interpretation of the Plan or of any options issued under it shall be determined by the Board of Directors and such determination shall be final and binding upon all persons having an interest in the Plan.

3. Participation in the Plan. Directors of the Bank who are not employees of the Bank or any subsidiary of the Bank shall be eligible to participate in the Plan. For purposes of this Section 3, a person shall not be considered an employee solely by reason of serving as Chairman of the Board.

4. Stock Subject to the Plan.

a. Maximum Number of Shares. The maximum number of shares which may be issued under the Plan shall be 35,000 shares of the Bank’s common stock, par value One and No/100 Dollars ($1.00) per share (“Common Stock”), subject to adjustment as provided in Section 9 of the Plan.

b. Unexercised Options. If any outstanding option under the Plan for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Plan.

c. Non-Qualified Options. All options granted under the Plan shall be nonqualified options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended to date and as may be amended from time to time (the “Code”).

5. Terms, Conditions and Form of Options. Each option granted under the Plan shall be evidenced by a written agreement in such form as the Board of Directors shall from time to time approve, which agreement shall comply with and be subject to the following terms and conditions.

a. Grant of Options. An option to purchase 1,000 shares of Common Stock at $25.00 per share shall be granted to each non-employee director/organizer who served in such capacity from the commencement of the effort to organize and charter the Bank. Such option shall be granted on January 1, 1998, subject to shareholder approval of the Plan. On the first day of each year thereafter (commencing in January, 1999), each current Director shall receive an option to purchase 200 shares of Common Stock of the Bank at the then fair market value of the shares as determined by the Board of Directors.

b. Vesting. All options granted pursuant to this Plan shall vest upon issuance.

c. Option Exercise Price. All options granted under the terms and conditions of the Plan shall be granted at the fair market value of the stock on the date of grant. Fair market value shall be determined by the recent sales price of the Bank’s Common Stock, if there are sufficient recent sales to indicate a reliable fair market value. In the event there are not sufficient recent sales, fair market value shall be determined in accordance with a method approved by the Board of Directors and shall include consideration of such factors as the recent sales price of Common Stock, earnings per share, book value, any appraisals, if available, and the sales prices of common stock of banks of comparable size and earnings in the Washington state area. For the purposes of this Plan, the determination by the Board of Directors of fair market value shall be conclusive.

d. Time of Exercise. The right to purchase the option shares shall expire ten (10) years from the date of grant.

e. Exercise Procedure. All options shall be immediately exercisable after vesting. Options may be exercised as to all or part of the shares covered thereby by giving written notice of the exercise thereof to the Corporate Secretary of the Bank at the principal business office of the Bank. The notice of exercise shall be accompanied by payment in full for the shares to be acquired.

If an option granted hereunder shall be exercised by the estate or by the legal representative of a deceased director or former director, or by a person who acquired an option granted hereunder by bequest or inheritance or by reason of the death of any director or former director, written notice of such exercise shall be accompanied by payment in full for the shares to be acquired and evidence of authority to so act in form reasonably satisfactory to Corporation.

6. Modification, Extension, and Renewal of Options. The Board of Directors shall have the power to modify, extend or renew outstanding options and authorize the grant of new options in substitution thereof, provided that any such action may not have the effect of altering or impairing any rights or obligations of any option previously granted without the consent of the optionee.

7. Non-Transferability of Options. Each option granted under the Plan by its terms shall not be transferable by the optionee otherwise than by will, or by the laws of descent and distribution.

8. Limitation of Rights.

a. No Right to Continue as a Director. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Bank will retain a director for any period of time.

b. No Shareholders’ Rights Until Issuance of Shares. An optionee shall have no rights as a shareholder with respect to the shares covered by an option granted hereunder until the date of the issuance of a stock certificate therefor, and no adjustment will be made for dividends or other rights (except as provided in Section 9) for which the record date is prior to the date such certificate is issued.

9. Adjustments. If the outstanding shares of stock of the class then subject to this Plan are increased or decreased, or are changed into or exchanged for a different number, class, or kind of shares or securities, or if additional shares or new or different shares or other securities are distributed with respect to common stock or other securities of the Bank, as a result of one or more reorganizations, recapitalizations, mergers, reclassifications, consolidations, stock splits, reverse stock splits, stock dividends, spin-offs or the like, appropriate adjustments shall be made in the number and/or type of shares or securities for which options may thereafter be granted under this Plan and for which options then outstanding under this Plan may thereafter be exercised. Any such adjustments in outstanding options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such options. In the event that a fractional share should result from any of the aforementioned transactions, the number of shares subject to the option shall be rounded up to the nearest whole share.

In the event the Bank is merged or consolidated into or with another bank (in which consolidation or merger the shareholders of the Bank receive distributions of cash or securities of another issuer as a result thereof), or in the event that all or substantially all of the assets of the Bank are acquired by any other person or entity, or in the event of a reorganization or liquidation of the Bank, the Board of Directors of the Bank, or the board of directors of any bank assuming the obligations of the Bank, shall, as to this option, either (i) provide that such option shall be assumed, or an equivalent option shall be substituted, by the acquiring or successor corporation (or an affiliate thereof); or (ii) upon written notice to the Optionee, provide that all unexercised options will terminate immediately prior to the consummation of such merger, consolidation, acquisition, reorganization or liquidation unless exercised by the Optionee within a specified number of days following the date of such notice.

10. Amendment and Termination. The Board of Directors may alter, amend, suspend or terminate the Plan, including reducing the number of options which are to be granted as of any Option Date, as it may deem advisable and in the best interests of the Bank; provided that no such action shall reduce the benefit to an optionee of an option(s) granted pursuant to the Plan prior to the date of any such change.

11. Notice. Any written notice to the Bank required by any of the provisions of the Plan shall be addressed to the Corporate Secretary of the Bank and shall become effective when it is received.

12. Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Washington.